UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 10, 2009

Adobe Systems Incorporated

(Exact name of Registrant as specified in its charter)

Delaware	0-15175	77-0019522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue

San Jose, California 95110-2704

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 536-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 10, 2009, we announced a workforce reduction to appropriately align our costs in connection with our 2010 operating plan (the “Restructuring Plan”). As a result, we expect to eliminate approximately 680 full-time positions worldwide. We expect to record in the aggregate approximately $65.0 to $71.0 million in pre-tax restructuring charges associated with this Restructuring Plan. Included in these charges are (i) approximately $17.0 to $19.0 million primarily related to the consolidation of leased facilities and (ii) approximately $48.0 to $52.0 million related to employee severance arrangements. We expect to record approximately $18.0 to $20.0 million of these charges in the fourth fiscal quarter ended November 27, 2009. We expect to complete the majority of the activities related to the Restructuring Plan by the end of fiscal 2010. Substantially all of these charges will result in cash expenditures.

The Restructuring Plan relates only to those employees and facilities that were associated with Adobe prior to the acquisition of Omniture, Inc. on October 23, 2009. Adobe expects to incur additional restructuring expenses relating to Omniture’s operations. These costs will be included in the assumed liabilities of Omniture as of October 23, 2009 and will be recorded as part of the total acquisition purchase price of Omniture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADOBE SYSTEMS INCORPORATED

Date: November 10, 2009	By:	/s/ MARK GARRETT
Mark Garrett
Executive Vice President and Chief Financial Officer